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                                                                     EXHIBIT 5.1

                                 August 4, 1999

Brio Technology, Inc.
3460 West Bayshore Road
Palo Alto, CA 94303

     Registration Statement on Form S-8
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Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") executed by Brio Technology Inc. (the "Company")
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and to be filed with the Securities and Exchange Commission (the "Commission")
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in connection with the registration under the Securities Act of 1933, as amended, of a total of 1,987,798 shares of the Company's Common Stock (the "Shares") reserved for issuance under the Company's 1995 Stock Plan. As your
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counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

     It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable. We express no opinion as to matters governed by any laws other than the laws of the State of California, the General Corporate Law of the State of Delaware and the federal securities laws of the United States of America.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and in any amendment to it.


                                                  Sincerely,

                                                  /s/ VENTURE LAW GROUP
                                                  A Professional Corporation